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EXHIBIT 99.1


                  COOPERATIVE BANKSHARES, INC. REPORTS EARNINGS

For Immediate Release:

         Wilmington, NC July 24, 2008--Cooperative Bankshares, Inc. (NASDAQ:
"COOP") (the "Company"), the parent company of Cooperative Bank (the "Bank"), reported net income for the six months ended June 30, 2008 of $402,000, or $0.06 per diluted share. Net income for the six months ended June 30, 2007 was $4.2 million, or $0.63 per diluted share. The net loss for the quarter ended June 30, 2008 was $350,000, or $0.05 per diluted share, compared to net income of $2.1 million, or $0.31 per diluted share, for the quarter ended June 30, 2007. The decrease in net income for the three and six months ended June 30, 2008 from the prior year periods were mainly due to a decrease in net interest income and an increase in the provision for loan losses. The decrease in net interest income for the three and six months ended June 30, 2008 from the prior year periods was primarily caused by a reduction in the interest rate spread of 62 and 61 basis points, respectively. These decreases are primarily attributable to action taken by the Federal Reserve to reduce interest rates by 225 basis points during the first six months of 2008 and 325 basis points since September 18, 2007. As a result of these rate reductions, the Bank's loan portfolio has repriced faster than deposits, causing a decline in net interest income. As the interest rate environment becomes more stable or if interest rates rise, the Bank believes that its interest rate spread would increase. The provision for loan losses increased to $3.3 million for the six months ended June 30, 2008 compared to $650,000 for the six months ended June 30, 2007. The provision for loan losses increased to $2.5 million for the three months ended June 30, 2008 compared to $350,000 for the three months ended June 30, 2007. The increases in the provision for loan losses during the three and six-month periods were primarily the result of an increase in valuation allowances for the recorded investment in nonperforming loans. At June 30, 2008 and 2007, the recorded investment in nonperforming loans was $13.7 million and $1.6 million, respectively, with corresponding valuation allowances of $2.1 million and $149,000, respectively. The Bank also incurred additional expenses during 2008 related to foreclosed real estate owned. During the three and six months ended June 30, 2008, net expenses related to foreclosed real estate owned totaled $91,000 and $306,000, respectively, compared to net gains related to foreclosed real estate owned of $0 and $8,000, respectively, for the same period last year. The majority of foreclosed real estate expenses for the six-month period ended June 30, 2008 is related to a write down of $165,000 on one property recorded during the first quarter and a loss of $67,000 on the sale of another property recorded during the second quarter. "We are currently operating in an environment in the housing market and economy as a whole that has resulted in an increase in nonperforming loans. As a result of this increase and management's evaluation of these loans based on current appraisals, we have adjusted the allowance for loan losses to a level we believe to be appropriate," said Frederick Willetts, III, the Company's Chairman, President, and Chief Executive Officer.

         Total assets increased to $973.7 million at June 30, 2008 compared to $926.8 million at December 31, 2007. Asset growth was primarily the result of continued loan growth during the first six months of 2008, which was funded by deposit growth and increased borrowings. Loans increased to $865.5 million at June 30, 2008 compared to $820.1 million at December 31, 2007. For the six-month period ended June 30, 2008, the bulk of the increase in the loan portfolio occurred in one-to-four family loans, which grew $37.6 million (9.4%), and multi-family residential loans, which grew $14.3 million (89.6%). Deposits and borrowings at June 30, 2008 increased to $731.6 million and $171.6 million, respectively, from $714.9 million and $141.9 million, respectively, at December 31, 2007. Loan and deposit growth was primarily attributable to the Bank's improved branch network. Loan growth was also affected by the Bank's continued emphasis on increasing overall loan production. The Company's nonperforming assets, which consist of loans ninety days or more delinquent, non-accrual loans, and foreclosed real estate owned, increased to $18.1 million at June 30, 2008 compared to $11.6 million at December 31, 2007. All foreclosed real estate owned has been appraised and is recorded at the lower of the loan balance or the estimated fair value of the property less estimated costs to sell. At June 30, 2008, stockholders' equity was $63.6 million, or $9.66 per share, and represented 6.53% of assets, compared to $65.2 million, or $9.94 per share, representing 7.03% of assets at December 31, 2007. Stockholders' equity for the six months ended June 30, 2008 was affected by the adoption of EITF 06-4 on January 1, 2008. The adoption of EITF 06-4 resulted in an adjustment to the carrying value of liabilities with an offsetting adjustment to the opening balance of retained earnings of $1.0 million, as discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.


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         Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and three offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

         The Company has filed a Form 8-K with the SEC containing additional financial information regarding the three-month period and six- month period ended June 30, 2008.

Contact: Frederick Willetts, III, President or Todd L. Sammons, CPA, Senior Vice President/ CFO, 910-343-0181



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             COOPERATIVE BANKSHARES, INC.
                    201 MARKET ST.                                      UNAUDITED SELECTED FINANCIAL DATA
                 WILMINGTON, NC 28401                                          NASDAQ SYMBOL: COOP

        (In thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                                            06/30/08       03/31/08       12/31/07       09/30/07          06/30/07
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                  $   973,681     $  958,195    $   926,823    $   921,965       $   891,567
STOCKHOLDERS' EQUITY                                         63,607         64,842         65,177         63,484            61,365
DEPOSITS                                                    731,583        728,639        714,892        707,897           690,798
BOOK VALUE (6,586 SHARES AS OF 6/30/08)                        9.66           9.85           9.94           9.69              9.37

NON-PERFORMING ASSETS:
  ACCRUING LOANS 90 DAYS PAST DUE                             4,025          5,316          3,560          5,114             1,082
  NON-ACCRUAL LOANS                                           9,708          3,462          2,083          3,224               525
  FORECLOSED REO                                              4,357          4,549          5,924          1,043               574
                                                      ------------------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS                         $    18,090     $   13,327    $    11,567    $     9,381       $     2,181
                                                      ==============================================================================

====================================================================================================================================
FOR THE QUARTER ENDED:                                     06/30/08       03/31/08       12/31/07       09/30/07          06/30/07
====================================================================================================================================
NET INTEREST MARGIN                                            2.71%          2.83%          3.25%          3.44%             3.48%
  (NET INTEREST INCOME/AVERAGE INTEREST-EARNING ASSETS)

EARNING ASSETS/LIABILITIES                                    108.3%         108.6%         109.7%         110.6%            110.5%

STOCKHOLDERS' EQUITY/ASSETS                                    6.53%          6.77%          7.03%          6.89%             6.88%

====================================================================================================================================

NET INCOME (LOSS)                                       $      (350)    $      752    $     1,805    $     2,107       $     2,066
                                                      ==============================================================================

NET INCOME (LOSS) PER DILUTED SHARE                     $     (0.05)    $     0.11    $      0.27    $      0.32       $      0.31
                                                      ==============================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                            6,585          6,610          6,632          6,646             6,634
                                                      ==============================================================================
ALLOWANCE FOR LOAN LOSSES
    PROVISION                                           $     2,470     $      855    $       450    $       532       $       350
    CHARGE OFFS                                                 434            226            416            162                68
    RECOVERIES                                                    3              8              9              8                --
                                                      ------------------------------------------------------------------------------
    BALANCE                                             $    11,464     $    9,425    $     8,788    $     8,745       $     8,367
                                                      ==============================================================================

NOTE: The provision for allowance for loan losses for the quarter ended September 30, 2007 includes $182 representing the balance of the allowance for loan losses acquired in the purchase of the Bank of Jefferson.
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